Exhibit 12.1

                Computation of Ratio of Earnings to Fixed Charges
                             and Preferred Dividends
                              (Dollars in millions)

                                                                                             Three months
                                                                                                 ended           Year ended
                                                                                               March 31,        December 31,
                                                                                                  2005              2004
                                                                                                  ----              ----
Pretax income from operations:
  Net income.............................................................................        $ 81.8             $294.8
  Add income tax expense.................................................................          45.4              159.3
                                                                                                 ------             ------

     Pretax income from operations.......................................................         127.2              454.1
                                                                                                 ------             ------

Add fixed charges:
  Interest expense.......................................................................          12.0               71.5
  Interest expense on investment borrowings..............................................           2.7                8.0
  Interest added to policyholder account balances .......................................         103.4              410.4
  Portion of rental (a)..................................................................           2.8               13.5
                                                                                                 ------             ------

     Fixed charges.......................................................................         120.9              503.4
                                                                                                 ------             ------

     Adjusted earnings...................................................................        $248.1             $957.5
                                                                                                 ======             ======

         Ratio of earnings to fixed charges..............................................         2.05X              1.90X
                                                                                                  =====              =====

Fixed charges............................................................................        $120.9             $503.4
Add dividends on preferred stock, including dividends on preferred stock of subsidiaries
  (divided by the ratio of income to pretax income)......................................          14.8              100.9
                                                                                                 ------             ------

     Fixed charges plus preferred dividends..............................................        $135.7             $604.3
                                                                                                 ======             ======

     Adjusted earnings...................................................................        $248.1             $957.5
                                                                                                 ======             ======

         Ratio of earnings to fixed charges and preferred dividends......................         1.83X              1.58X
                                                                                                  =====              =====

--------------------

(a)  Interest portion of rental is estimated to be 33 percent.
